SUB ITEM 77C(1)

                         LOOMIS SAYLES HIGH INCOME FUND

SHAREHOLDER MEETING. At a special shareholders' meeting held on August 28, 2003, shareholders of the CDC Nvest High Income Fund (the predecessor of Loomis Sayles High Income Fund) voted for the following proposals:

     1. To approve a new advisory agreement between Loomis, Sayles & Company, L.P. and CDC Nvest Funds Trust II, on behalf of the CDC Nvest High Income Fund.


               VOTED FOR            VOTED AGAINST        ABSTAINED VOTES       BROKER NON-VOTES        TOTAL VOTES
               ---------            -------------        ---------------       ----------------        -----------
             9,347,768.851           136,950.838           366,192.132              0.0000            9,850,911.821


     2.c. To approve and Agreement and Plan of Reorganization for adoption by CDC Nvest High Income Fund, pursuant to which such Fund would reorganize as Loomis Sayles High Income Fund, a series of Loomis Sayles Funds II.


               VOTED FOR            VOTED AGAINST        ABSTAINED VOTES       BROKER NON-VOTES        TOTAL VOTES
               ---------            -------------        ---------------       ----------------        -----------
             5,786,401.893           152,668.978           382,284.950           3,592,56.000         9,850,911.821